EXECUTION COPY







                            ASSET PURCHASE AGREEMENT


                                     between

                    DIBRELL BROTHERS ZIMBABWE (PRIVATE) LIMITED


                                        and


                               TABEX (PRIVATE) LIMITED





                              As of February 14, 1997

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                                 TABLE OF CONTENTS

ARTICLE  I ASSET PURCHASE AND SALE . . . . . . . . . . . . . . . .  1
               Section  1.1.  Agreement to Sell. . . . . . . . . .  1
               Section  1.2.  Included Assets. . . . . . . . . . .  1
               Section  1.3.  The Purchase Price . . . . . . . . .  2
               Section  1.4.  Closing. . . . . . . . . . . . . . .  2
               Section  1.5.  Tabex Burley Option. . . . . . . . .  2

ARTICLE  II REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . .  3
               Section  2.1.   Corporate Existence of Seller . . .  3
               Section  2.2.  Authority. . . . . . . . . . . . . .  3
               Section  2.3.   No Conflicts. . . . . . . . . . . .  3
               Section  2.4.  Consents . . . . . . . . . . . . . .  4
               Section  2.5.  Taxes. . . . . . . . . . . . . . . .  4
               Section  2.6.  Legal Proceedings. . . . . . . . . .  4
               Section  2.7.  Employee Benefit Plans . . . . . . .  4
               Section  2.8.  Brokers. . . . . . . . . . . . . . .  5
               Section  2.9.  Real Property. . . . . . . . . . . .  5
               Section  2.10. Ownership of Assets
                              and Related Matters. . . . . . . . .  5
               Section  2.11. Environmental Matters. . . . . . . .  6
               Section  2.12. Labor Matters. . . . . . . . . . . .  6
               Section  2.13. Accuracy of Information. . . . . . .  7
               Section  2.14. Employees. . . . . . . . . . . . . .  7
               Section  2.15. Contracts. . . . . . . . . . . . . .  7
               Section  2.16. Insolvency Act . . . . . . . . . . .  7
               Section  2.17. No Other Representations . . . . . .  7

ARTICLE  III REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . .  8
               Section  3.1.  Organization . . . . . . . . . . . .  8
               Section  3.2.  Authorization. . . . . . . . . . . .  8
               Section  3.3.   No Conflicts. . . . . . . . . . . .  8
               Section  3.4.  Governmental Approvals and Filings .  9
               Section  3.5.  Legal Proceedings. . . . . . . . . .  9
               Section  3.6.  Inspection By Purchaser. . . . . . .  9
               Section  3.7.  Brokers. . . . . . . . . . . . . . .  9
               Section  3.8.  Financing. . . . . . . . . . . . . .  9
               Section  3.9.  Tobacco Buyer's Licenses . . . . . .  9
               Section  3.10. Collective Bargaining Agreement. . .  9

ARTICLE  IV COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . 10
               Section  4.1.  Regulatory and Other Approvals . . . 10
               Section  4.2.  Investigation by Purchaser . . . . . 10
               Section  4.3.  No Solicitations . . . . . . . . . . 10

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               Section  4.4.  Conduct of Business. . . . . . . . . 11
               Section  4.5.  Fulfillment of Conditions. . . . . . 11
               Section  4.6.  Employees. . . . . . . . . . . . . . 11
               Section  4.7.  Tobacco Buyer's Licenses . . . . . . 11
               Section  4.8.  Insurance. . . . . . . . . . . . . . 12

ARTICLE  V COVENANTS OF PURCHASER. . . . . . . . . . . . . . . . . 12
               Section  5.1.  Regulatory and Other Approvals . . . 12
               Section  5.2.  Employees. . . . . . . . . . . . . . 12
               Section  5.3.  Payment of Fees and Expenses . . . . 13
               Section  5.4.  Fulfillment of Conditions. . . . . . 13

ARTICLE  VI CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . 13
               Section  6.1.  Representations and Warranties . . . 13
               Section  6.2.  Performance. . . . . . . . . . . . . 13
               Section  6.3.  Officers' Certificates . . . . . . . 13
               Section  6.4.  Orders and Laws. . . . . . . . . . . 14
               Section  6.5.  Regulatory Consents and Approvals. . 14
               Section  6.6.  Third Party Consents . . . . . . . . 14
               Section  6.7.  Opinion of Counsel . . . . . . . . . 14
               Section  6.8.  Settlement of Accounts . . . . . . . 14

ARTICLE  VII CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . 14
               Section  7.1.  Representations and Warranties . . . 15
               Section  7.2.  Performance. . . . . . . . . . . . . 15
               Section  7.3.  Officers' Certificates . . . . . . . 15
               Section  7.4.  Orders and Laws. . . . . . . . . . . 15
               Section  7.5.  Regulatory Consents and Approvals. . 15
               Section  7.6.  Third Party Consents . . . . . . . . 15
               Section  7.7.  Opinion of Counsel . . . . . . . . . 15

ARTICLE  VIII TERMINATION. . . . . . . . . . . . . . . . . . . . . 15
               Section  8.1.  Termination. . . . . . . . . . . . . 15
               Section  8.2.  Effect of Termination. . . . . . . . 16

ARTICLE  IX MISCELLANEOS. . . . . . . . . . . . . . . . . . . . . .17
               Section  9.1.  Notices. . . . . . . . . . . . . . . 17
               Section  9.2.   Entire Agreement. . . . . . . . . . 18
               Section  9.3.  Expenses . . . . . . . . . . . . . . 18
               Section  9.4.  Public Announcements . . . . . . . . 18
               Section  9.5.  Confidentiality. . . . . . . . . . . 19
               Section  9.6.  Further Assurances;
                              Post-Closing Cooperation. . . . . .  19
               Section  9.7.  Waiver . . . . . . . . . . . . . . . 20
               Section  9.8.  Amendment. . . . . . . . . . . . . . 20

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               Section  9.9.  No Third Party Beneficiary . . . . . 20
               Section  9.10. No Cession or Assignment;
                              Binding Effect . . . . . . . . . . . 20
               Section  9.11. Headings . . . . . . . . . . . . . . 20
               Section  9.12. Invalid Provisions . . . . . . . . . 20
               Section  9.13. Governing Law. . . . . . . . . . . . 21
               Section  9.14. Counterparts . . . . . . . . . . . . 21
               Section  9.15. Survival of Representations
                              or Warranties. . . . . . . . . . . . 21
               Section  9.16. Specific Performance . . . . . . . . 21

ARTICLE  X INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . 22
               Section  10.1. Indemnification. . . . . . . . . . . 22
               Section  10.2. Method of Asserting Claims . . . . . 23
               Section  10.3. Method of Calculating Losses . . . . 25
               Section  10.4. Exclusivity. . . . . . . . . . . . . 25

ARTICLE  XI DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . 25
               Section  11.1.  Definitions . . . . . . . . . . . . 25

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                           ASSET PURCHASE AGREEMENT



                  THIS ASSET PURCHASE AGREEMENT dated as of February 14, 1997 (the "Agreement"), is made and entered into by and between Dibrell Brothers Zimbabwe (Private) Limited, a Zimbabwe company ("Purchaser"), and Tabex (Private) Limited, a Zimbabwe company ("Seller");


                              W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the business of purchasing and processing leaf tobacco in Zimbabwe and selling processed tobacco and other consumer tobacco products (the "Business");

                  WHEREAS, Seller and Purchaser desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser and Purchaser proposes to purchase from Seller certain assets related to the Business and Purchaser proposes to assume certain of the liabilities of the Seller related to the Business.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  ARTICLE I

                          ASSET PURCHASE AND SALE

                  Section 1.1. Agreement to Sell. At the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article I, Seller shall grant, sell, convey, cede, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the Included Assets (as hereinafter defined) as of the Closing Date (as hereinafter defined), free and clear of all Liens (as hereinafter defined) of any nature whatsoever except Permitted Liens (as hereinafter defined) and Assumed Liabilities (as hereinafter defined).

                  Section 1.2. Included Assets. The Included Assets shall comprise the following assets, properties and rights of Seller as of the Closing Date (collectively referred to as "Included Assets"):

                          (a) All real property, machinery, equipment, business machines, vehicles, furniture, fixtures, leasehold and building improvements and other tangible property of Seller listed on Schedule 1.2(a) hereto;

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                          (b)    All right, title and interest of Seller in
                   the contracts, agreements, licenses and other instruments listed on Schedule 1.2(b) hereto;

                          (c) All of Seller's right, title and interest in and to Tabex Dibrell Processors (Private) Limited ("TDP");

                          (d)    All Books and Records;

                          (e)    All warranties and other contractual
                   rights related to the Included Assets;

                          (f) All of Seller's right, title and interest in Seller's name, "Tabex (Private) Limited" and any derivation thereof; and

                          (g) All of Seller's right, title and interest in and to the luxury boat known as "Tabacqua".

The "Immovable Property" shall mean the Included Assets listed in item 1 on
Schedule 1.2(a). The "Movable Property" shall mean the Included Assets listed in items 2, 3 and 4 on Schedule 1.2(a) and, on Schedule 1.2(b) and described in Sections 1.2(c) and (g) hereto. The Included Assets shall be valued in accordance with the allocations to be mutually agreed to by the parties and to be provided separately by Seller to Purchaser.

                  Section 1.3. The Purchase Price. The aggregate purchase price for the Included Assets (the "Purchase Price") is U.S. $12,000,000, payable in cash, in, at the option of Seller, U.S. dollars, to the extent permitted by Law, or the Zimbabwe dollar equivalent received by Purchaser upon conversion on the Closing Date through bankers of Seller's choice in the manner provided in Section 1.4. Property taxes, utilities, rents and similar items shall be prorated among the parties as of the Closing Date and the net amount of such prorations added to, or subtracted from, the Purchase Price.

                  Section 1.4. Closing. The Closing shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other place as Purchaser and Seller shall mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such accounts as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Seller will assign and transfer to Purchaser good and valid title in and to the Included Assets, subject to Sections 2.4, 6.5 and 6.6 herein, free and clear of all Liens, except Permitted Liens, and Purchaser shall assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of Seller as of the Closing Date listed on Schedule 1.4 hereto (collectively referred to as the "Assumed Liabilities") related to the Included Assets. At the Closing, there shall also be delivered to Seller and Purchaser the documents, certificates and opinions to be delivered under Articles VI and VII. Purchaser shall not assume any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, asserted or unasserted, or otherwise, except as expressly set forth on
Schedule 1.4.

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                  Section 1.5.   Tabex Burley Option.  Seller hereby grants
to Purchaser the right to purchase on and after November 1, 1997 on ten
(10) days written notice all of Seller's right, title and interest in and to Tabex Burley nit (Private) Limited ("Tabex Burley") with such transfer to take place in accordance with the terms and conditions set forth on Schedule 1.5(a) and for no consideration in addition to the Purchase Price (the "Tabex Burley Option"). All of the fixed assets as of October 31, 1996 and long term loans and employees, as of the date of this Agreement, of Tabex Burley and the Tabex Burley Balance Sheet as of November 1, 1997 are listed on Schedules 1.5(b), 1.5(c), 1.5(d) and
1.5(e) respectively. Purchaser agrees that the assets, liabilities and employees of Tabex Burley may change in the ordinary course of business prior to Purchaser's exercise of the Tabex Burley Option.


                              ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Purchaser as follows:

                  Section 2.1. Corporate Existence of Seller. Seller is a resident corporation validly existing and in good standing under the Laws of Zimbabwe. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Included Assets.

                  Section 2.2. Authority. The execution, by the individual signing below on behalf of Seller, and the delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized by the Board of Directors of Seller and, to the extent required by Law, by the stockholders of Seller, no other corporate action on the part of Seller or its stockholders being necessary except for any filings that may be necessary in terms of Section 136(1) of the Companies Act (Chap 24:03). This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  Section 2.3. No Conflicts. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                          (a)    conflict with or result in a violation or
breach of any of the certificate or articles of incorporation or bylaws or other comparable organizational and other documents governing the operation of Seller;

                          (b)    subject to obtaining the consents,
approvals and actions, making the filings and giving any notices disclosed in Schedule 2.4, conflict with or result in a violation or breach of any Law or Order applicable to Seller, or any of its Assets and Properties; or

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                          (c)    except as disclosed in Schedule 2.3(c),
(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or authorization of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller, the Included Assets or any of Seller's Assets and Properties under, any Contract or License to which Seller is a party or by which any of its Assets and Properties is bound.

                  Section 2.4. Consents. Except as listed on Schedule 2.4, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  Section 2.5. Taxes. Seller has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, related to or affecting any of the Included Assets. The Tax Returns so filed are true and complete in all material respects, and there is no amount of unpaid Tax related to or affecting any of the Included Assets incurred by Seller or by any other Person that is or could become a Lien on any of the Included Assets. Seller has not waived any statute of limitation in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, related to or affecting any of the Included Assets. Seller is not a party to any Tax allocation or sharing agreement related to or affecting any of the Included Assets.

                  Section 2.6.   Legal Proceedings.  Except as disclosed on
Schedule 2.6, there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting any of the Included Assets which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  Section 2.7. Employee Benefit Plans. Schedule 2.7 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes for any employee of Seller listed on Schedule 4.6 hereto (true and complete copies of such Plans, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the execution of this Agreement). Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of the Laws of the jurisdiction in which the Employee Benefit Plan is in effect. All employer contributions and contributions withheld by employer on behalf of employees which are due or have accrued with respect to service prior to the Closing Date have been or will be paid to each Employee Benefit Plan prior to the Closing Date. Seller has filed or caused to be filed on a timely basis returns, reports, statements, notices, declarations and other documents required by any Governmental or Regulatory Authority with respect to each such Employee Benefit Plan. Each trust, insurance contract or fund related to an Employee Benefit Plan which is transferred by Seller for the benefit of Purchaser is or will be at the Closing Date funded such that at the Closing Date, the assets available to Purchaser under the applicable

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trust, insurance contract or fund related to such Employee Benefit Plan will be sufficient to discharge all liabilities arising under the respective Employee Benefit Plan accrued as of, or related to service prior to, the Closing Date as they become due. Schedule 1.2(b) contains a true and complete list of all such trusts, insurance contracts and funds.

                  Section 2.8. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Seller or Purchaser for a finder's fee, brokerage commission or similar payment.

                  Section 2.9. Real Property. Part I of Schedule 2.9 sets forth a list of each of Seller's factories and Seller's headquarters which are included in the Included Assets (each, a "Facility") and the location of such Facility. With respect to each such Facility, except as set forth in Part II of Schedule 2.9:

                          (a)    there are no pending or, to the Knowledge
of Seller, threatened condemnation proceedings, lawsuits or administrative actions relating to the Facility or other matters materially adversely affecting the current use, occupancy or value thereof;

                          (b)    each Facility has received all approvals
of Governmental or Regulatory Authorities (including permits) required in connection with the ownership, occupation or current operation thereof and has been operated and maintained in accordance with material applicable Laws;

                          (c)    there are no leases, subleases, licenses,
concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of a Facility and no Person other than Seller or TDP is in possession of any Facility or part thereof;

                          (d)    there are no outstanding options or rights
of first refusal to purchase  a Facility or interest therein; and

                          (e)    each Facility is supplied with utilities
and other services necessary and adequate for the current operation of the Facility, and each Facility is located on, or has irrevocable access to, a public road.

Seller has provided Purchaser true and complete copies of all leases governing any part of the Facilities.

                  Section 2.10. Ownership of Assets and Related Matters. Seller owns good and marketable title to or a valid leasehold in all of the Included Assets, free and clear of any and all Liens other than such encumbrances or imperfections of title as are set forth in Part II of
Schedule 2.9 hereto. The Liens described in Part II of Schedule 2.9 are referred to as "Permitted Liens." On the Closing Date, Seller shall transfer and vest in Purchaser good and marketable title to all of the Included Assets, subject to only the Permitted Liens. The Included Assets

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include all assets of Seller that are used by Seller or necessary in the current operation of the Business. All of the Included Assets are free from material defects and are in good operating condition and repair (subject to normal wear and tear, maintenance and obsolescence) and are usable in the regular and ordinary course of business and conform to all applicable Laws relating thereto.

                  Section 2.11.   Environmental Matters.

                          (a)    Except as set forth on Schedule 2.11, (i)
Seller has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any of the Facilities in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products, and (ii) to the Knowledge of Seller, no prior owner of any of the Facilities, TDP or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials or Petroleum Products on, from or in any way affecting any of the Included Assets, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

                          (b)    Except as set forth on Schedule 2.11,
Seller has no obligations or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, that could have a material adverse effect on any of the Facilities and no pending claims have been made, or presently outstanding citations or notices have been issued, against Seller, that could have a material adverse effect on any of the Included Assets and that in the case of the foregoing have been or are imposed by reason of or based upon any provision of any Environmental Laws, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, release, disposal, arranging for disposal, transport or handling of any Hazardous Materials or Petroleum Products by Seller or, to the Knowledge of Seller, by any prior owner of any of the Facilities, TDP or any other
Person.

                          (c)    Seller has received all Permits as may be
required under applicable Environmental Laws to conduct its present business at the Facilities, and Seller is in compliance in all material respects with the terms and conditions of all such Permits.

                  Section 2.12. Labor Matters. Schedule 2.12 lists all employment, consultancy, collective bargaining or other similar agreements to which Seller and any employee of Seller listed on Schedule
4.6 hereto are parties. Except as set forth in Schedule 2.12, with respect to any employee of Seller listed on Schedule 4.6 hereto:

                          (a)    Seller is and has been in compliance in
all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours;

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                          (b)    no grievance or any arbitration proceeding
arising out of or under collective bargaining or similar agreements is pending and, to the Knowledge of Seller, no claims therefor exist or have been threatened;

                          (c)    there is no litigation, arbitration
proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened against Seller relating to employment, employment practices, terms and conditions of employment or wages and hours; and

                          (d)    to the Knowledge of Seller, Seller's
relations with such employees are satisfactory.

                  Section 2.13. Accuracy of Information. This Agreement and all other documents provided by Seller to Purchaser in connection with the transactions contemplated herein, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

                  Section 2.14. Employees. All employees of Seller listed on Schedule 4.6 are employed by Seller in connection with Seller's current operation of its Business, and all such employees devote at least a majority of their time to the Business or to the maintenance or operation of the KingAir 200 aircraft registered as "TAB-X" or the boat identified in
Section 1.2(g). The wage, salary and benefits that each employee listed on
Schedule 4.6 is paid by Seller as of the Closing Date, and the commencement date of service with Seller of each such employee provided separately to Purchaser is true and correct.

                  Section 2.15. Contracts. Those contracts, leases, agreements, licenses and other instruments listed on Schedule 1.2(b) (collectively, the "Tabex Contracts") are legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms and are in full force and effect. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by Seller or, to the Knowledge of Seller, any other party under any of such Tabex Contracts, and, to the Knowledge of Seller, no party to any such Tabex Contract intends to cancel, terminate or exercise any option under any of such Tabex Contracts.


                  Section 2.16. Insolvency Act. The execution of this Agreement and the consummation of the transactions contemplated hereby (a) are not being undertaken with the intent of hindering, delaying or defrauding creditors; (b) will result in Seller receiving reasonably equivalent value or fair consideration for the Included Assets; (c) are not being undertaken at a time when Seller is insolvent; (d) will not render Seller insolvent; (e) will not result in Seller being engaged in a business for which its remaining assets constitute unreasonably small capital; and (f) will not result in Seller having debts beyond its ability to pay as they mature (as the foregoing terms are defined in or interpreted under the Insolvency Act [Chapter 6:04] or similar laws.)

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                  Section 2.17.  No Other Representations.  Notwithstanding
anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Article II.


                               ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller as follows:

                  Section 3.1. Organization. Purchaser is a resident corporation validly existing and in good standing under the Laws of Zimbabwe. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold and purchase (pursuant to this Agreement) the Included Assets.

                  Section 3.2. Authorization. The execution, by the individual signing below on behalf of Purchaser, and the delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by the Board of Directors of Purchaser and to the extent required by Law, of the stockholders of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary except for any filings that may be necessary in terms of Section 136(1) of the Companies Act (Chap 24:03). This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                  Section 3.3. No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                          (a)    conflict with or result in a violation or
breach of any of the certificate or articles of incorporation or bylaws or other comparable organizational and other documents governing the operation of Purchaser;

                          (b)    subject to obtaining the consents,
approvals and actions, making the filings and giving the notices disclosed in Schedule 3.4 hereto, conflict with or result in a violation or breach of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

                          (c)    except as disclosed in Schedule 3.3(c)
hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any

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Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound; other than such conflicts, violations, defaults, breaches, consents, approvals, authorizations, filings or notices referred to in paragraph (a), (b) or (c) which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of this Agreement.

                  Section 3.4.   Governmental Approvals and Filings.
Except as disclosed in Schedule 3.4 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action to make any such filing or to give any such notice could not reasonably to expected to materially adversely affect the validity or enforceability of this Agreement.

                  Section 3.5.   Legal Proceedings.  Except as disclosed in
Schedule 3.5, there are no Actions or proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  Section 3.6. Inspection By Purchaser. Purchaser agrees that the Immovable Property is sold by Seller and purchased by Purchaser subject to any servitudes, encumbrances, terms, restrictive covenants, data and other conditions (collectively the "Conditions") reflected on or referred to in Seller's title deeds for the Immovable Property or contained in any town planning scheme, or approval of sub-division, related to the Immovable Property, and Purchaser is fully acquainted with all such Conditions.

                  Section 3.7. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with the Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

                  Section 3.8. Financing. Purchaser has or will have on the Closing Date, in U.S. dollars, sufficient cash and/or available credit facilities (and has provided Seller with evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

                  Section 3.9. Tobacco Buyer's Licenses. Purchaser acknowledges that Seller has submitted applications to the Tobacco Marketing Board for Class A buyer's licenses for Burley Tobaccos for the 1997 season and Class A buyer's licenses for Flue-Cured Tobaccos for the 1997 season (collectively, the "Licenses"). Purchaser acknowledges that Seller has agreed to use Seller's commercially reasonable efforts to obtain the Licenses in the name of Seller prior to the Closing Date, to the extent allowed by Law. Purchaser further acknowledges that Seller has

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made no representation or warranty as to the transferability, marketability or validity of any Licenses obtained in Seller's name, the ability of Purchaser to obtain the Licenses in Purchaser's name or the consequences of any failure of Purchaser to obtain the Licenses in Purchaser's name.

                  Section 3.10.  Collective Bargaining Agreement.
Purchaser agrees that it is Purchaser's responsibility, and not the responsibility of Seller, for Purchaser to negotiate any collective bargaining or other similar agreement with any of those employees listed on
Schedule 4.6.


                              ARTICLE IV

                          COVENANTS OF SELLER

                  Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, Seller will comply with all covenants and provisions of this Article IV applicable to Seller, except to the extent Purchaser may otherwise consent in writing.

                  Section 4.1. Regulatory and Other Approvals. Seller will (a) use all commercially reasonable efforts and proceed diligently and in good faith as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

                  Section 4.2.   Investigation by Purchaser.  Seller will
(a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, "Representatives") with access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of Seller regarding the Included Assets and Books and Records regarding the Included Assets as Purchaser or any such Representative may reasonably request, but only to the extent that such access does not unreasonably interfere with the business and operations of Seller and (b) furnish Purchaser and any such Representative with all such information and data (including without limitation copies of Contracts, Employee Benefit Plans and other Books and Records) regarding the Included Assets as Purchaser or any such Representative reasonably may request in connection with such investigation, but only to the extent that furnishing any such information or data would not violate any Law, Order, Contract, or License applicable

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to Seller or by which any of its Assets and Properties is bound; provided that Seller has identified such information or data that it is unable to furnish pursuant to the preceding clause in Schedule 4.2.

                  Section 4.3. No Solicitations. Seller will not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller to take), directly or indirect, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to engage in any purchase or transfer of the Included Assets, (b) to reach any agreement for, or otherwise attempt to consummate, any purchase or transfer of the Included Assets or
(c) to furnish or cause to be furnished any information with respect to the Included Assets to any Person (other than as contemplated by Section 4.2).

                  Section 4.4. Conduct of Business. Seller will use commercially reasonable efforts to (a) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key officers and employees of Seller listed on Schedule 4.6 in all material respects, (b) maintain the Included Assets in good working order and condition, ordinary wear and tear excepted and (c) maintain the goodwill of customers and suppliers of the Business.

                  Section 4.5. Fulfillment of Conditions. Seller will use all commercially reasonable efforts and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                  Section 4.6. Employees. Seller agrees that, effective as of the Closing Date, the employees listed on Schedule 4.6 hereto shall cease to be employees of Seller and, unless any such employee voluntarily terminates employment, or is deceased, prior to the Closing Date, shall be and become employees of Purchaser and that Purchaser shall be responsible and assume liability for all compensation, salary, pension, severance and other employee benefits, taxes and costs, including contributions to and maintenance of any Employee Benefits Plans identified in Schedule 2.7, and all other obligations arising out of employment, consultancy, collective bargaining or other similar agreements or letters of employment identified in Schedule 2.12, which become due to, accrue to the benefit of, or with respect to, such employees after the Closing Date and with respect to services provided to Purchaser after the Closing Date. Seller further acknowledges and agrees that (i) it shall not, and shall not represent that it has authority to, give any assurances as to continued employment with Purchaser after the Closing Date of those employees of Seller listed on Schedule 4.6 and (ii) Purchaser's obligations to employ such employees are only as expressly set forth in this Agreement. Seller shall pay (a) to Purchaser, within ten (10) days after written notice from Purchaser, any amount which Purchaser is legally obligated to pay, upon termination of employment, to any employee listed on
Schedule 4.6 in respect of compensation, salary, pension, severance or other employee benefits, taxes or costs payable under applicable Law in effect on the Closing Date, contributions to and maintenance of any Employee Benefit Plans identified in Schedule 2.7 as such plans are in effect immediately prior to the Closing Date, or in respect of any other obligations arising out of any employment, consultancy, collective bargaining or other similar agreement or letter of employment identified on
Schedule 2.12 as such agreements or letters are in effect immediately prior to the Closing Date, if and to the extent that any such amount relates to

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service of such employee to Seller prior to the Closing Date;
provided that any claim by Purchaser against Seller for any such amount shall be made not later than the last day of the calendar month which is eighteen (18) months after the Closing Date and (b) on or prior to the Closing Date, to each employee listed on Schedule 4.6 an amount equal to pay in lieu of vacation or leave accrued but not taken through the Closing Date (any such amount payable by Seller to Purchaser or each such employee pursuant to this Section 4.6 being referred to herein as a "Pre-Closing Employee Liability").

                  Section 4.7. Tobacco Buyer's Licenses. Subject to the provisions of Sections 3.9 and 10.1(e), Seller shall use its commercially reasonable efforts to obtain, prior to the Closing Date, the Licenses in the name of Seller, to the extent allowed by Law.

                  Section 4.8. Insurance. Seller shall procure or maintain policies of insurance effective up to the Closing Date in commercially reasonable amounts on those Included Assets listed on
Schedule 1.2(a), to the extent Seller has an insurable interest in such Included Assets, and shall add Purchaser as an additional named insured on such policies.


                              ARTICLE V

                        COVENANTS OF PURCHASER

                  Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

                  Section 5.1. Regulatory and Other Approvals. Purchaser will (a) use all commercially reasonable efforts and proceed diligently and in good faith as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedules 3.3(c) and 3.4 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to Seller in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

                  Section 5.2. Employees. (a) Purchaser agrees that, effective of the Closing Date, the employees listed on Schedule 4.6 hereto shall cease to be employees of Seller and, unless any such employee

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voluntarily terminates employment or is deceased, as of the Closing Date.
shall be and become employees of Purchaser and that, except as provided in
Section 4.6, Purchaser shall be responsible and assume liability for all compensation, salary, pension, severance and other employee benefits, taxes and costs, including contributions to and maintenance of any Employee Benefits Plans identified in Schedule 2.7, and all other obligations arising out of employment, consultancy, collective bargaining or other similar agreements or letters of employment identified in Schedule 2.12, which become due to, accrue to the benefit of, or with respect to, such employees after the Closing Date and with respect to services provided to Purchaser after the Closing Date; (b) except as otherwise provided by any Employee Benefit Plans identified in Schedule 2.7 or by any employment, consultancy, collective bargaining or other similar agreements or letters of employment identified in Schedule 2.12, Purchaser shall (i) pay the employees listed on Schedule 4.6 an initial wage or salary not less than the wage or salary that each such employee received from Seller as of the Closing Date as shown on Schedule 4.6, and with any adjustments thereto made by Seller in accordance with Seller's normal wage and salary adjustment policies; (ii) employ the employees listed on Schedule 4.6 in positions comparable to the positions in which such employees are employed by Seller as of the Closing Date; and (iii) effective on the Closing Date provide each such employee with medical, severance, pension, insurance, leave and other employee benefits not less than (x) those which the employee was eligible to receive from Seller on or before the Closing Date and (y) those available to similarly-situated employees of Purchaser; and (c) except with respect to those benefits for which such employees shall immediately vest pursuant to this Section 5.2, Purchaser shall give each such employee full credit for length of service with Seller when determining eligibility for employee benefits. Purchaser shall be under no obligation, except as required by applicable Law, to continue after the Closing Date the employment of any of the employees listed on Schedule 4.6; provided that to the extent Purchaser continues such employment, it shall be on the terms provided in this Section 5.2.

                  Section 5.3. Payment of Fees and Expenses. Purchaser will pay the Purchase Price when due as set forth in Section 1.4 and will pay when due all other necessary payments of transfer fees and duties and stamp duties related to the transfer of ownership of the Included Assets, except as otherwise provided in Section 10.1 hereto.

                  Section 5.4. Fulfillment of Conditions. Purchaser will use all commercially reasonable efforts and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

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                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

                          The obligations of Purchaser hereunder are
subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

                  Section 6.1. Representations and Warranties. The representations and warranties made by Seller in this Agreement taken as a whole shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

                  Section 6.2. Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

                  Section 6.3. Officers' Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by any authorized officer of Seller, substantially in the form and to the effect of Exhibit A hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of Exhibit B hereto.

                  Section 6.4. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  Section 6.5. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby which are listed on
Part I of Schedule 6.5 hereto, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred, except for those filings and notices listed on Part II of Schedule 6.5 which shall have been duly made or given but for which waiting periods imposed by any Governmental or Regulatory Authority shall not have terminated or expired.

                  Section 6.6. Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.6 hereto shall have been obtained and shall be in full force and effect.

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                  Section 6.7.   Opinion of Counsel.  Purchaser shall have
received the opinion of Winterton, Holmes & Hill, counsel to Seller, dated the Closing Date, substantially in the form and to the effect of Exhibit C hereto, with such changes as are reasonably acceptable to Purchaser.

                  Section 6.8. Settlement of Accounts. All amounts owed by or to Seller by Purchaser or any Affiliates of Purchaser shall have been paid in full. All amounts owed by or to the Seller by any Related Party of Seller shall have been paid in full (including any amounts due from or owed to Intabex). A Related Party of Seller is (a) any record or beneficial owner of 5% or more of the voting securities of Seller, (b) any director, officer or employee of Seller or any of Seller's Subsidiaries,
(c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with, Seller or any of its Subsidiaries or (d) any member of the immediate families of any such persons.


                             ARTICLE VII

                  CONDITIONS TO OBLIGATIONS OF SELLER

                          The obligations of Seller hereunder are subject
to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

                  Section 7.1. Representations and Warranties. The representations and warranties made by Purchaser in this Agreement taken as a whole shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

                  Section 7.2. Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                  Section 7.3. Officers' Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by any authorized officer of Purchaser, substantially in the form and to the effect of Exhibit D hereto, and a certificate, dated the Closing Date and executed by the Secretary or Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit E hereto.

                  Section 7.4. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  Section 7.5. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, which are listed on
Schedule 7.5 hereto, shall have been duly obtained, made or given and

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shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

                  Section 7.6. Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 7.6 shall have been obtained and shall be in full force and effect.

                  Section 7.7. Opinion of Counsel. Seller shall have received the opinion of Coghlan, Welsh & Guest, counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit F hereto, with such changes as are reasonably acceptable to Seller.


                              ARTICLE VIII
                               TERMINATION

                  Section 8.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:


                          (a)    at any time before the Closing, by
mutual written agreement of Seller and Purchaser;

                          (b)    at any time before the Closing, by
Seller or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or materially adversely affecting the business of purchasing and processing leaf tobacco or selling processed tobacco and other consumer tobacco products in Zimbabwe, upon notification of the non-terminating party by the terminating party; provided that the terminating party has used its best efforts to have any such Order removed;

                          (c)    at any time before the Closing, in the
event that either party breaches any of the terms and conditions hereof and fails to rectify such breach within twenty-one (21) days of the date of receipt of written notice from the non-breaching party calling upon the breaching party to rectify such breach, upon notification of the breaching party by the non-breaching party;

                          (d)    at any time before the Closing, by
Seller or Purchaser if Seller is denied issuance of the Licenses by the Tobacco Marketing Board or another Governmental or Regulatory
Authority; and

                          (e)    at any time after June 30, 1997 by
Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

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                  Section 8.2.    Effect of Termination.  If this
Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser
(or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 9.3 and confidentiality in Section 9.5 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.1(b) or (c), Seller will remain liable to Purchaser for any willful breach of Section 4.5 of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any willful breach of Section
5.4 of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such willful breach as are provided in this Agreement or as are otherwise available at Law or in equity.


                            ARTICLE IX

                          MISCELLANEOUS

                 Section 9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with postage prepaid mail confirmation) or mailed (postage prepaid with an internationally recognized overnight courier service) to the parties at the following addresses or facsimile numbers:

                          If to Purchaser, to:

                          Dibrell Brothers Zimbabwe (Private) Limited

                          91 Plymouth Rd.
                          Corner of Manchester Rd.
                          P.O. Box 1339
                          Southerton     Harare
                          Facsimile No.:  263-4-621724
                          Attn.:  Iain Bell

                          with copies to:

                          Coghlan, Welsh & Guest
                          Executive Chambers
                          George Silundika Avenue
                          Post Office Box 53 or 2093
                          Harare, Zimbabwe
                          Facsimile No.: 756268
                          Attn.: Christopher C. Sedden

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                          Hunton & Williams
                          951 East Byrd Street
                          Richmond, Virginia 23219
                          Facsimile No.: 804/788-8218
                          Attn.: Thurston R. Moore


                          If to Seller, to:

                          Winterton, Holmes & Hill
                          7 Beverly Place
                          Selous Avenue
                          Harare, Zimbabwe
                          Facsimile No.: 727353
                          Attn.: Alwyn Pichanick/Ray Passaportis

                          with a copy to:

                          King & Spalding
                          191 Peachtree Street
                          Suite 4500
                          Atlanta, Georgia 30303
                          Facsimile No.: 404/572-5145
                          Attn.: John D. Capers, Jr.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by an internationally recognized overnight courier in the manner described above to the address as provided in this Section, be deemed given upon the earlier of (x) the second business day after the date of mailing or (y) the date of actual receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  Section 9.2. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof; provided that nothing herein shall affect (i) the validity of the Confidentiality Agreement and (ii) any other written agreements or understandings entered into by the parties or their affiliates contemporaneously with the execution and delivery of this Agreement, all of which shall remain in full force and effect.

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                  Section 9.3.    Expenses.  Except as otherwise
expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

                  Section 9.4. Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Seller sell goods or provide services or with whom the Seller otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's legal or contractual disclosure obligations, then such party may make or issue the required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

                  Section 9.5. Confidentiality. Each party hereto will hold, and will use all commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby. In addition, each party hereto agrees that it will not, and that it will use all commercially reasonable efforts to cause its Affiliates and their respective Representatives not to, disclose the existence of this Agreement or any of the terms hereof. Notwithstanding the foregoing, no party shall be required hereunder to keep confidential that information that (i) is required to be disclosed by applicable Law,
(ii) is of a public nature or has previously been disclosed through no fault of such party, or (iii) in the case of DIMON or any DIMON Affiliate, is necessary to be disclosed in connection with any financings, provided that any such disclosure shall be in accordance with the terms of the transactions contemplated herein. This section shall be in addition to and shall not modify the terms of any other agreement between the parties governing the confidentiality of such documents and information.

                  Section 9.6. Further Assurances; Post-Closing Cooperation. (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

                          (b)    Following the Closing, each party
will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Included Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by

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the requesting party in connection with (i) the preparation of Tax
Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or
(v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not both (i) within twenty-one (21) days after such offer is made agree in writing to take possession thereof and (ii) take possession, during the regular business hours of the offering party, of any such books, records and other data within twenty-eight (28) days after such offer is made.

                          (c)    If, in order properly to prepare its Tax
Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Included Assets not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with Section 9.5.

                   Section 9.7       Waiver.  Any term or condition
of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  Section 9.8. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  Section 9.9. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                  Section 9.10. No Cession or Assignment; Binding Effect. This Agreement or any right, interest or obligation hereunder may not be ceded or assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for cessions, assignments and transfers by operation of Law and (b) that Purchaser may cede or assign any or all of its rights, interests and obligations hereunder to a wholly-

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owned Zimbabwe-resident corporation, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such cession or assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  Section 9.11.   Headings.  The headings used in
this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  Section 9.12.   Invalid Provisions.  If any
provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  Section 9.13.  Governing Law.  This Agreement
shall be governed by and construed in accordance with the Laws of Zimbabwe.

                  Section 9.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  Section 9.15. Survival of Representations or Warranties. The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.2, 2.8,
3.2 and 3.7 and the indemnification obligations pursuant to
Section 10.1(a)(ii), (b) the longer of three years or the expiration of any applicable statute of limitations for any underlying tax claim with respect to the representations and warranties contained in Section 2.5, (c) three years with respect to the representations and warranties contained in Section 2.16 and (d) until September 30, 1998 in the case of each other representation, warranty, covenant and agreement, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b), (c) or
(d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

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                  Section 9.16.   Specific Performance.  The parties
hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity for the breach of any representation, warranty, or covenant contained herein.


                                ARTICLE X

                             INDEMNIFICATION


                  Section 10.1   Indemnification.

                          (a)    Subject to paragraphs (c), (d) and (e)
of this Section and the other Sections of this Article X, (i) Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement on the part of the Company contained in this Agreement and (ii) Seller shall indemnify Purchaser for all Losses resulting from, arising out of or relating to (x) any Pre-Closing Employee Liability to the extent provided in Section 4.6, (y) any liabilities with respect to the Included Assets that do not constitute Assumed Liabilities, and (z) Seller's use of the Included Assets in the operation of the Business prior to the Closing Date.

                          (b)    Subject to paragraphs (c) and (d) of
this Section and the other Sections of this Article X, Purchaser agrees to indemnify Seller and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement on the part of Purchaser contained in this Agreement.

                          (c)    Notwithstanding anything to the contrary
contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under paragraphs (a) and (b) of Section 10.1:

                                 (i)     with respect to claims arising
under paragraph (a) only, unless, until and then only to the extent that the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of U.S. $466,667 in the aggregate (the "Loss Threshold"), and then to the full extent of such Losses; provided that in determining whether the Loss Threshold has been met, no Loss under U.S.$10,000 shall be aggregated; provided further that any claim for indemnification pursuant to Section 10.1(a)(ii) shall not be subject to the limitations contained in this Section 10(c)(i).

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                                (ii)    with respect to any claim for
indemnification thereunder, unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the applicable Cut-off Date;

                                 (iii)   with respect to any Loss
resulting from a misrepresentation, breach of warranty or breach of a covenant or agreement that is disclosed in a written notice (which shall be deemed to include the schedules and exhibits hereto), setting forth in reasonable detail the specific facts and circumstances pertaining thereto and specifically indicating that such notice is intended to modify the schedules and exhibits hereto, delivered by Seller to Purchaser or by Purchaser to Seller after the date of this Agreement and at or prior to the Closing (regardless of whether Purchaser waives such breach or modification in writing or otherwise);

                                 (iv)    with respect to any Loss as to
which the Indemnified Parties had a reasonable opportunity, but failed, in good faith to mitigate their Loss, including but not limited to their failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity; or

                                 (v)     with respect to any Loss to
the extent it arises from or was caused solely by actions taken by the Indemnified Party or any of its Affiliates after the Closing.

                          (d)    Notwithstanding anything to the
contrary contained in this Agreement, neither Seller nor Purchaser shall be liable for any amounts under Sections 10.1(a)(i) and 10.1(b) in excess of U.S. $12,000,000.

                          (e)    Notwithstanding any thing to the
contrary contained in this Agreement, Seller shall not be liable to, or hold harmless, Purchaser or Purchaser's officers, directors, employees, agents or Affiliates from or against any Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the Licenses or Seller's applications therefor, including but not limited any lack of validity, marketability or transferability of the Licenses or Seller's applications therefor, or to any failure or inability of Purchaser to obtain the Licenses.

                  Section 10.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.1 will be asserted and resolved as follows:

                          (a)    In the event any claim or demand in
respect of which an Indemnifying Party might seek indemnity under
Section 10.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the

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Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                                 (i)     If the Indemnifying Party
     notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.2(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 10.1 with respect to such Third Party Claim.

                                 (ii)    If the Indemnifying Party fails
     to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.2(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and

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     diligently or settle the Third Party Claim, or if the Indemnifying
     Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute
     Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third
     Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying
     Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                          (b)    In the event any Indemnified Party
should have a claim under Section 10.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.

                          (c)    In the event of any claim for
indemnity under Section 10.1(a), Purchaser agrees to give Seller reasonable access to the Books and Records and employees of Seller in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article X.

                  Section 10.3 Method of Calculating Losses. The amount of any indemnification payable under any of the provisions of this Article X shall be (i) net of any tax benefit realized or the then-present value (based on a discount rate equal to the prime rate as published in The Wall Street Journal from time to time) of any such income tax benefit reasonably expected to be realized by the Indemnified Party on a consolidated basis by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any tax required to be paid by the Indemnified Party on a consolidated basis as a result of the accrual or receipt of the indemnification payment.

                  Section 10.4 Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in this
Article X shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or breach of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any

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further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.


                          ARTICLE XI

                         DEFINITIONS

                  Section 11.1.  Definitions.          (a) As used in
this Agreement, the following defined terms shall have the meanings indicated below:

                          "Actions or Proceedings" means any action,
suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

                          "Affiliate" means any Person that directly,
or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty (50%) of the voting securities of a second Person shall be deemed to control that second Person.

                          "Agreement" means this Asset Purchase
Agreement and the Exhibits and the Schedules hereto and the certificates delivered in accordance with Sections 6.3 and 7.3, as the same shall be amended from time to time.

                          "Assets and Properties" of any Person means
all assets and properties, including the Included Assets, of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), operated, owned or leased by such Person which are material to the business, financial condition or results of operations of such Person and its subsidiaries taken as a whole.

                          "Books and Records" means all files,
documents, instruments, papers, books and records relating to the Included Assets and the Business, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                          "Business Day" means a day other than
Saturday, Sunday or any day on which banks located in Harare, Zimbabwe, London, England and Danville, Virginia are authorized or obligated to close.

                          "Claim Notice" means written notification
pursuant to Section 10.2(a) of a Third Party Claim as to which indemnity under Section 10.1 is sought by an Indemnified Party,

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enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 10.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                          "Closing" means the closing of the
transactions contemplated by Section 1.4.

                          "Closing Date" means (a) the fifth Business
Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.5 and 6.6 and Sections 7.5 and 7.6 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

                          "Contract" means any agreement, lease,
evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

                          "Cut-off Date" means, with respect to any
representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in Section 9.15.

                          "Dispute Period" means the period ending
fifteen (15) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

                          "Employee Benefit Plan" means any plan,
program, policy or arrangement to, or on behalf of, one, or more than one, current or former employee or director or any of their dependents.

                          "Environmental Laws" shall mean any and all
national, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental or Regulatory Authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or Petroleum Products or environmental protection as now or at any time hereafter in effect, together with any amendment or re-authorization thereto or thereof.

                          "Governmental or Regulatory Authority" means
any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country, state, province, county, city or other political subdivision.

                          "Hazardous Materials" shall mean any
hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in any or under any Environmental Law, including without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are now or hereafter defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

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                          "Indebtedness" of any Person means all
obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                          "Indemnity Notice" means written notification
pursuant to Section 10.2(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                          "Indemnified Party" means any Person claiming
indemnification under any provision of Article X.

                          "Indemnifying Party" means any Person against
whom a claim for indemnification is being asserted under any provision of Article X.

                          "Knowledge of Purchaser" means the actual
knowledge of the officers and employees of Purchaser listed on
Schedule 11.1.

                          "Knowledge of Seller" means the actual
knowledge of the officers and employees of Seller listed in
Schedule 11.2.

                          "Laws" means all laws, statutes, rules,
regulations, ordinances and other pronouncements having the effect of law of any country, state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                          "Liens" means any mortgage, pledge,
assessment, security interest, lease, lien, adverse claim, levy, charge, restriction or other encumbrance.

                          "Loss" means any and all damages, fines,
penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) and any amounts incurred in mitigation of the foregoing.

                          "Order" means any writ, judgment, decree,
injunction or similar order of any Governmental or Regulatory
Authority (in each such case whether preliminary or final).

                          "Permits" means permits, licenses and
governmental authorizations, registrations and approvals.

                          "Permitted Liens" has the meaning ascribed to
it in Section 2.10.

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                          "Person" means any natural person, corporation,
general partnership, limited partnership, limited liability company proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                          "Petroleum Products" shall mean gasoline,
diesel fuel, motor oil, waste or used oil, heating oil, kerosene and other petroleum products.

                          "Purchase Price" has the meaning ascribed to
it in Section 1.3.

                          "Purchaser" has the meaning ascribed to it
in the forepart of this Agreement.

                          "Representatives" has the meaning ascribed
to it in Section 4.2.

                          "Seller" has the meaning ascribed to it in
the forepart of this Agreement.

                          "Subsidiary" means any corporation or limited
liability company in which Seller or Purchaser directly or indirectly through subsidiaries or otherwise, beneficially owns 50% or more of the outstanding equity interests or other interests having the right to elect directors or managers or which Seller or Purchaser, directly or indirectly, otherwise controls or has the right to control, and each partnership, joint venture or other entity which is not a corporation or limited liability company in which Seller or Purchaser has an interest.

                          "Tax Return" means any return, declaration,
report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

                          "Tax" means any federal, state, local or
foreign income, capital gains, profits, gross receipts, payroll, capital stock, franchise, employment, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, mining, value-added, investment credit recapture, alternative or add-on minimum, environmental, estimated or other taxes duties or assessments of any kind, including interest, penalty and additions imposed with respect to such amounts.

                  (b)     Unless the context of this Agreement
otherwise requires, (i) words of any gender include each other gender;
(ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement;
(iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of Seller. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed, as of the date first above written.

                                       DIBRELL BROTHERS ZIMBABWE
                                       (PRIVATE) LIMITED

                                       By: /s/ Richard Brian Peale
                                       Name:   Richard Brian Peale
                                       Title:  Managing Director


                                       TABEX (PRIVATE) LIMITED
                                       By: /s/ C. Taberer
                                       Name:   C. Taberer
                                       Title:  Managing Director

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